UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13D

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)*

AerSale Corporation

(Name of Issuer)

Common Stock, $0.0001 par value per share

(Title of Class of Securities)

00810F106

(CUSIP Number)

Jennifer Bellah Maguire

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, California 90071-3197

(213) 229-7986

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

February 8, 2021

(Date of Event Which Requires Filing of Statement on Schedule 13D)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), checking the following box.  ☐

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13D

CUSIP No. 00810F106	Page 2 of 14 Pages

(1)	Name of Reporting Persons: Green Equity Investors V, L.P.
(2)	Check the Appropriate Box if a Member of a Group (See Instructions): (a) ☒ (b) ☐
(3)	SEC Use Only:
(4)	Source of Funds (See Instructions): WC
(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 27,017,623 shares of Common Stock
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 27,017,623 shares of Common Stock

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 27,017,623 shares of Common Stock
(12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐
(13)

Percent of Class Represented by Amount in Row (11):

63.0% beneficial ownership of the Issuer’s common stock (based on 42,901,850 shares of Common Stock outstanding as of February 1, 2021 as reported in the Issuer’s prospectus filed pursuant to Rule 424(b)(3), filed with the Securities and Exchange Commission on March 31, 2021).

(14)	Type of Reporting Person (See Instructions): PN

Schedule 13D

CUSIP No. 00810F106	Page 3 of 14 Pages

(1)	Name of Reporting Persons: Green Equity Investors Side V, L.P.
(2)	Check the Appropriate Box if a Member of a Group (See Instructions): (a) ☒ (b) ☐
(3)	SEC Use Only:
(4)	Source of Funds (See Instructions): WC
(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 27,017,623 shares of Common Stock
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 27,017,623 shares of Common Stock

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 27,017,623 shares of Common Stock
(12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐
(13)

Percent of Class Represented by Amount in Row (11):

63.0% beneficial ownership of the Issuer’s common stock (based on 42,901,850 shares of Common Stock outstanding as of February 1, 2021 as reported in the Issuer’s prospectus filed pursuant to Rule 424(b)(3), filed with the Securities and Exchange Commission on March 31, 2021).

(14)	Type of Reporting Person (See Instructions): PN

Schedule 13D

CUSIP No. 00810F106	Page 4 of 14 Pages

(1)	Name of Reporting Persons: LGP Parts Coinvest LLC
(2)	Check the Appropriate Box if a Member of a Group (See Instructions): (a) ☒ (b) ☐
(3)	SEC Use Only:
(4)	Source of Funds (See Instructions): WC
(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 27,017,623 shares of Common Stock
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 27,017,623 shares of Common Stock

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 27,017,623 shares of Common Stock
(12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐
(13)

Percent of Class Represented by Amount in Row (11):

63.0% beneficial ownership of the Issuer’s common stock (based on 42,901,850 shares of Common Stock outstanding as of February 1, 2021 as reported in the Issuer’s prospectus filed pursuant to Rule 424(b)(3), filed with the Securities and Exchange Commission on March 31, 2021).

(14)	Type of Reporting Person (See Instructions): OO (Limited Liability Company)

Schedule 13D

CUSIP No. 00810F106	Page 5 of 14 Pages

(1)	Name of Reporting Persons: LGP Associates V LLC
(2)	Check the Appropriate Box if a Member of a Group (See Instructions): (a) ☐ (b) ☐
(3)	SEC Use Only:
(4)	Source of Funds (See Instructions): WC
(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 27,017,623 shares of Common Stock
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 27,017,623 shares of Common Stock

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 27,017,623 shares of Common Stock
(12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐
(13)

Percent of Class Represented by Amount in Row (11):

63.0% beneficial ownership of the Issuer’s common stock (based on 42,901,850 shares of Common Stock outstanding as of February 1, 2021 as reported in the Issuer’s prospectus filed pursuant to Rule 424(b)(3), filed with the Securities and Exchange Commission on March 31, 2021).

(14)	Type of Reporting Person (See Instructions): OO (Limited Liability Company)

Schedule 13D

CUSIP No. 00810F106	Page 6 of 14 Pages

(1)	Name of Reporting Persons: GEI Capital V, LLC
(2)	Check the Appropriate Box if a Member of a Group (See Instructions): (a) ☐ (b) ☐
(3)	SEC Use Only:
(4)	Source of Funds (See Instructions): AF
(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 27,017,623 shares of Common Stock
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 27,017,623 shares of Common Stock

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 27,017,623 shares of Common Stock
(12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐
(13)

Percent of Class Represented by Amount in Row (11):

63.0% beneficial ownership of the Issuer’s common stock (based on 42,901,850 shares of Common Stock outstanding as of February 1, 2021 as reported in the Issuer’s prospectus filed pursuant to Rule 424(b)(3), filed with the Securities and Exchange Commission on March 31, 2021).

(14)	Type of Reporting Person (See Instructions): OO (Limited Liability Company)

Schedule 13D

CUSIP No. 00810F106	Page 7 of 14 Pages

(1)	Name of Reporting Persons: Green V Holdings, LLC
(2)	Check the Appropriate Box if a Member of a Group (See Instructions): (a) ☐ (b) ☐
(3)	SEC Use Only:
(4)	Source of Funds (See Instructions): AF
(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 27,017,623 shares of Common Stock
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 27,017,623 shares of Common Stock

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 27,017,623 shares of Common Stock
(12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐
(13)

Percent of Class Represented by Amount in Row (11):

63.0% beneficial ownership of the Issuer’s common stock (based on 42,901,850 shares of Common Stock outstanding as of February 1, 2021 as reported in the Issuer’s prospectus filed pursuant to Rule 424(b)(3), filed with the Securities and Exchange Commission on March 31, 2021).

(14)	Type of Reporting Person (See Instructions): OO (Limited Liability Company)

Schedule 13D

CUSIP No. 00810F106	Page 8 of 14 Pages

(1)	Name of Reporting Persons: Leonard Green & Partners, L.P.
(2)	Check the Appropriate Box if a Member of a Group (See Instructions): (a) ☐ (b) ☐
(3)	SEC Use Only:
(4)	Source of Funds (See Instructions): AF
(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 27,017,623 shares of Common Stock
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 27,017,623 shares of Common Stock

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 27,017,623 shares of Common Stock
(12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐
(13)

Percent of Class Represented by Amount in Row (11):

63.0% beneficial ownership of the Issuer’s common stock (based on 42,901,850 shares of Common Stock outstanding as of February 1, 2021 as reported in the Issuer’s prospectus filed pursuant to Rule 424(b)(3), filed with the Securities and Exchange Commission on March 31, 2021).

(14)	Type of Reporting Person (See Instructions): PN

Schedule 13D

CUSIP No. 00810F106	Page 9 of 14 Pages

(1)	Name of Reporting Persons: LGP Management, Inc.
(2)	Check the Appropriate Box if a Member of a Group (See Instructions): (a) ☐ (b) ☐
(3)	SEC Use Only:
(4)	Source of Funds (See Instructions): AF
(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 27,017,623 shares of Common Stock
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 27,017,623 shares of Common Stock

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 27,017,623 shares of Common Stock
(12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐
(13)

Percent of Class Represented by Amount in Row (11):

63.0% beneficial ownership of the Issuer’s common stock (based on 42,901,850 shares of Common Stock outstanding as of February 1, 2021 as reported in the Issuer’s prospectus filed pursuant to Rule 424(b)(3), filed with the Securities and Exchange Commission on March 31, 2021).

(14)	Type of Reporting Person (See Instructions): CO

Schedule 13D

CUSIP No. 00810F106	Page 10 of 14 Pages

(1)	Name of Reporting Persons: Peridot Coinvest Manager LLC
(2)	Check the Appropriate Box if a Member of a Group (See Instructions): (a) ☐ (b) ☐
(3)	SEC Use Only:
(4)	Source of Funds (See Instructions): AF
(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 27,017,623 shares of Common Stock
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 27,017,623 shares of Common Stock

(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 27,017,623 shares of Common Stock
(12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐
(13)

Percent of Class Represented by Amount in Row (11):

63.0% beneficial ownership of the Issuer’s common stock (based on 42,901,850 shares of Common Stock outstanding as of February 1, 2021 as reported in the Issuer’s prospectus filed pursuant to Rule 424(b)(3), filed with the Securities and Exchange Commission on March 31, 2021).

(14)	Type of Reporting Person (See Instructions): OO (Limited Liability Company)

Schedule 13D

CUSIP No. 00810F106	Page 11 of 14 Pages

ITEM 1.	SECURITY AND ISSUER

This Amendment No. 1 to Schedule 13D relates to shares of Common Stock, par value $0.0001 per share (the “Common Stock”), of AerSale Corporation (f/k/a Monocle Holdings Inc.), a Delaware corporation (the “Issuer”) and amends and supplements the Schedule 13D filed with the Securities and Exchange Commission on December 31, 2020 (the “Schedule 13D”). This Amendment No. 1 is being filed to amend and supplement the Schedule 13D to reflect the acquisition by the Reporting Persons (as defined below) of 967,117 shares of Common Stock as a portion of the earn out consideration payable pursuant to the terms of the Merger Agreement (as described in Item 6 of the Schedule 13D). Capitalized terms used by not defined herein have the meaning given to them in the Schedule 13D.

The address of the Issuer’s principal executive offices is 121 Alhambra Plaza, Suite 1700, Coral Gables, Florida 33134.

ITEM 2.	IDENTITY AND BACKGROUND

The disclosure provided in Item 2 of the Schedule 13D is updated to include the following additional disclosure.

(a)

As of the date of this statement, (i) GEI V is the record owner of 20,771,203 shares of Common Stock, (ii) GEI Side V is the record owner of 6,230,686 shares of Common Stock, and (iii) Coinvest is the record owner of 15,734 shares of Common Stock.

Schedule 13D

CUSIP No. 00810F106	Page 12 of 14 Pages

ITEM 3.	SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

The disclosure provided in Item 3 of the Schedule 13D is updated to include the following additional disclosure.

As of the date of this statement, GEI V held 20,771,203 shares of Common Stock, GEI Side V held 6,230,686 shares of Common Stock, and Coinvest held 15,734 shares of Common Stock, representing an aggregate of 27,017,623 shares of Common Stock. Of the 27,017,623 shares of Common Stock, 967,117 shares of Common Stock were acquired on February 8, 2021 as a portion of the earn out consideration payable pursuant to the terms of the Merger Agreement.

ITEM 5.	INTEREST IN SECURITIES OF THE ISSUER

The disclosure provided in Item 5 of the Schedule 13D is updated to include the following additional disclosure.

(a)	and (b)

Reporting Persons	Shared Beneficial Ownership (Voting and Dispositive Power)	Percentage of Class Beneficially Owned
GEI V	27,017,623	63.0%
GEI Side V	27,017,623	63.0%
Coinvest	27,017,623	63.0%
Other Reporting Persons	27,017,623	63.0%

(c)

Other than as reported herein with respect to the 967,117 shares of Common Stock acquired pursuant to the terms of the Merger Agreement on February 8, 2021, none of the Reporting Persons nor the directors and executive officers of LGPM, has effected any transaction involving shares of Common Stock in the 60 days prior to the filing of this Schedule 13D.

(d)	None.

(e)	Not applicable.

Schedule 13D

CUSIP No. 00810F106	Page 13 of 14 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this Schedule 13D is true, complete, and correct.

Dated as of April 2, 2021

Green Equity Investors V, L.P.
By: GEI Capital V, LLC, its General Partner

By:	/S/ ANDREW GOLDBERG
Name:	Andrew Goldberg
Title:	Vice President, General Counsel and Secretary

Green Equity Investors Side V, L.P.
By: GEI Capital V, LLC, its General Partner

By:	/S/ ANDREW GOLDBERG
Name:	Andrew Goldberg
Title:	Vice President, General Counsel and Secretary

LGP Parts Coinvest LLC
By: LGP Associates V LLC, its Manager By: Peridot Coinvest Manager LLC, its Manager

By:	/S/ ANDREW GOLDBERG
Name:	Andrew Goldberg
Title:	Vice President, General Counsel and Secretary

LGP Associates V LLC
By: Peridot Coinvest Manager LLC, its Manager

By:	/S/ ANDREW GOLDBERG
Name:	Andrew Goldberg
Title:	Vice President, General Counsel and Secretary

Green V Holdings, LLC
By: LGP Management, Inc., its managing member

By:	/S/ ANDREW GOLDBERG
Name:	Andrew Goldberg
Title:	Vice President, General Counsel and Secretary

Schedule 13D

CUSIP No. 00810F106	Page 14 of 14 Pages

GEI Capital V, LLC

By:	/S/ ANDREW GOLDBERG
Name:	Andrew Goldberg
Title:	Vice President, General Counsel and Secretary

Leonard Green & Partners, L.P.
By: LGP Management, Inc., its General Partner

By:	/S/ ANDREW GOLDBERG
Name:	Andrew Goldberg
Title:	Vice President, General Counsel and Secretary

LGP Management, Inc.

By:	/S/ ANDREW GOLDBERG
Name:	Andrew Goldberg
Title:	Vice President, General Counsel and Secretary

Peridot Coinvest Manager LLC

By:	/S/ ANDREW GOLDBERG
Name:	Andrew Goldberg
Title:	Vice President, General Counsel and Secretary